NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 5, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 26, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Avaya Inc. and Sierra Merger Corp., a wholly-owned subsidiary of Sierra Holdings Corp., a Delaware Corporation, which was formed by two private equity funds, Silver Lake Partners III, L.P. and TPG Partners V, L.P. became effective before the opening on October 26, 2007. Each share of Common Stock of Avaya Inc. was converted into $17.50 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 26, 2007.